Exhibit 10.42

FIRST AMENDMENT TO STOCK OPTION AGREEMENT 06-2005

           This First Amendment to the Stock Option Agreement (the “First Amendment”) is made and entered into effective as of January 24, 2008 (“ Effective Date ”) by and between the XsunX, Inc., a Colorado Corporation (" Company "), and Dr. John J. Moore, an individual (“ Optionee ”).  The Company and or the Optionee hereinafter may be referred to individually as a “ party ” and collectively as the “ parties ..”

RECITALS

A.           The Company and Optionee are parties to that certain Stock Option Agreement #06-2005 effective March 8, 2005, as amended (“ Agreement ”), under which the Company provided Optionee with a grant of options to purchase common stock of the Company in accordance with the terms and conditions set forth therein.

B.           The Company and Optionee now wish to amend the Stock Option Agreement as of the Effective Date in accordance with the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing Recitals, which are made a part of this Amendment, the mutual covenants, agreements, and representations contained in this Amendment, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

AGREEMENT
1. AMENDED TERMS.

1.1           Section 1. Right to Exercise of the Agreement is amended and replaced by the following language:

“Subject to the Vesting Schedule 1.1. below and the other conditions set forth in this Agreement, all or part of this Warrant may be exercised prior to its expiration from the date hereof up to and including 5:00 p.m. (Los Angeles city time) on January 1, 2012 (the "Expiration Date")at the time or times set forth herein.”

2. MISCELLANEOUS.

2.1.           Counterparts.  This First Amendment may be executed in two or more counterparts, each of which will be deemed to be an original copy of this First Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile signatures shall be effective as original signatures.

2.2.           Binding Effect.  This First Amendment shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

2.3.           Entire Agreement and No Oral Amendment.  This First Amendment constitutes the entire and exclusive agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous oral or written representations, understandings, or agreements relating thereto.  Without limiting the foregoing, the parties expressly affirm that each term and provision of the Agreement and remains unchanged except as specifically modified by the First Amendment.  This First Amendment may be modified, supplemented or changed only by an agreement in writing which makes specific reference to this First Amendment and which is signed by the parties.

IN WITNESS WHEREOF, the parties by their signatures hereto have caused this First Amendment to be effective as of the Effective Date.  The persons signing below warrant their authority to sign the First Amendment on behalf of the Company and Optionee, respectively.

XsunX, Inc.		Optionee

By:	/s/ Tom M. Djokovich	By:	/s/ Dr. John Moore
	Tom M. Djokovich, President		Dr. John Moore